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                                                                    EXHIBIT 99.1


                                                     IPL Contact: Anita Buchanan
                                                                  (508) 461-1090


FOR IMMEDIATE RELEASE

                     IPL SYSTEMS, INC. AND ANDATACO ANNOUNCE
                                 PLANS TO MERGE



MAYNARD, MA (February 10, 1997) -- IPL SYSTEMS, INC. (NASDAQ/NMS:IPLS) and ANDATACO jointly announced today the signing of a letter of intent to merge the two companies. Under the terms contemplated, the shareholders of ANDATACO would receive approximately three shares for each share of IPL deemed to be outstanding on a fully diluted basis, resulting in the principal shareholder of ANDATACO becoming the controlling shareholder of the combined companies. The merger is subject to various conditions, including the execution of a definitive agreement between the two companies, receipt by IPL of a fairness opinion from its financial advisor, approval by the directors and shareholders of each company, and any necessary regulatory and third party approvals.

Both companies are computer storage providers, focusing on complementary segments of the open systems market. Massachusetts-based IPL Systems designs, manufactures, sells and services computer storage solutions for worldwide users of UNIX platforms, including Hewlett Packard, Sun Microsystems, IBM and DEC Alpha. ANDATACO, headquartered in San Diego, California, manufactures RAID and non-RAID storage products featuring its intelligent ESP (Enterprise Storage Packaging) self-monitoring enclosure technology, and distributes best-of-breed products from other manufacturers through its nationwide network of sales offices.

W. David Sykes, president and CEO of ANDATACO, stated, "This merger will integrate IPL's long-standing reputation as a premier manufacturer of controller technology with ANDATACO's world-class ESP enclosure and strong sales and marketing organization. We believe that the combination of our two technologies, as well as the merger of our sales and marketing organizations, will enhance our ability to penetrate the rapidly expanding open systems storage marketplace.

Ronald J.Gellert, president and CEO of IPL Systems, commented, "Our plans to merge IPL and ANDATACO include aggressive strategies to exploit the different strengths of the two companies. The strength of ANDATACO's sales and marketing channels will provide broader opportunity for distribution of our technology: technology and distribution capability are a powerful combination. The proposed merger with ANDATACO evolved from our recent pursuit of worldwide strategic initiatives with information technology companies seeking competitive advantage through our technology. It follows a period of careful deliberation and consideration of IPL's strategic alternatives.

IPL separately announced preliminary results for its fourth quarter ending December 31, 1996. On quarterly revenues of approximately $2.4 million, IPL expects the net loss to be approximately $1 million. Gross margins are expected to be consistent with the reported results for the third quarter of


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1996, and year-end total current assets are $1 million below the level at
September 30, 1996. Cash is expected to be slightly below the level at September 30, 1996.



IPL Systems, Inc., founded in 1973, is traded on the Nasdaq Stock Market under the symbol "IPLS." IPL provides open-architecture database storage solutions for Hewlett Packard, Sun Microsystems, DEC Alpha, and IBM RS/6000 and AS/400 business servers, as well as Novell NetWare and Windows NT environments. IPL designs, manufactures, services and sells its products through direct, indirect STAR and OEM sales and service channels worldwide.

ANDATACO, headquartered in San Diego, California, designs and manufactures network storage solutions for the UNIX and Windows NT client/server enterprise. ANDATACO's solutions are marketed from 13 sales offices across the United States, through business affiliates in Europe, Asia, Latin America, Canada and Australia, and through the worldwide WEB.




DEC Alpha is a trademark of Digital Equipment Corporation. RS/6000 and AS/400 are trademarks of International Business Machines corporation. NetWare is a trademark of Novell, Inc. Windows NT is a trademark of Microsoft Corporation.